As filed with the Securities and Exchange Commission on January 15, 2021

Registration Nos. 333-145791
333-182046
333-204765
333-231576

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145791

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182046

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204765

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231576

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0818600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Concho Center
600 West Illinois Avenue
Midland, Texas 79701
(432) 683-7443
(Address of Principal Executive Offices) (Zip Code)

Concho Resources Inc. 2006 Stock Incentive Plan
Concho Resources Inc. 2015 Stock Incentive Plan
Concho Resources Inc. 2019 Stock Incentive Plan
(Full Title of the Plan)

Shannon B. Kinney
Corporate Secretary
One Concho Center
600 W. Illinois Avenue
Midland, Texas 79701
(432) 683-7443
(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Concho Resources Inc., a Delaware corporation (the “Registrant”):

•                                          Registration Statement No. 333-145791, filed on August 30, 2007, registering 5,617,784 shares of common stock, par value $0.001 per share, under the Concho Resources Inc. 2006 Stock Incentive Plan.

•                                          Registration Statement No. 333-182046, filed on June 11, 2012, registering 1,650,000 shares of common stock, par value $0.001 per share, under the Concho Resources Inc. 2006 Stock Incentive Plan.

•                                          Registration Statement No. 333-204765, filed on June 5, 2015, registering 3,000,000 shares of common stock, par value $0.001 per share, under the Concho Resources Inc. 2015 Stock Incentive Plan.

•                                          Registration Statement No. 333-231576, filed on May 17, 2019, registering 4,500,000 shares of common stock, par value $0.001 per share, under the Concho Resources Inc. 2019 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2020, among ConocoPhillips, a Delaware corporation (“ConocoPhillips”), Falcon Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ConocoPhillips (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on January 15, 2021, with the Registrant surviving the Merger as a wholly-owned subsidiary of ConocoPhillips.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all of such securities the Registrant registered that remain unsold under the Registration Statements.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on January 15, 2021.

CONCHO RESOURCES INC.

By:	/s/ Shannon B. Kinney
Name: Shannon B. Kinney
Title: Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3